EXHIBIT 10.2

Description of Compensatory Arrangement with M. Peter McPherson

On April 18, 2007, the Board of Directors of Dow Jones & Company, Inc. (the “Company”) adopted a resolution establishing M. Peter McPherson’s compensation as Chairman of the Company’s Board of Directors at $300,000 per year, of which $150,000 is payable in cash and $150,000 is payable in deferred stock equivalents.  Mr. McPherson’s compensation as described above became effective immediately following the Company’s 2007 Annual Meeting of Shareholders on April 18, 2007 and is in lieu of all other compensation as a Director of the Company (including the annual retainer, committee chairmanship, and membership fees and attendance fees).